EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

Dated as of April 25, 2014

by and among

Intelligent Living Inc., a Nevada corporation (the “Buyer”)

Provectus LLC, a Wyoming limited liability company (“Provectus”)

and

Venturian Group, Inc., a Florida corporation (the “Seller”)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 25, 2014 (the “Effective Date”), and is entered into by and among Intelligent Living Inc., a Nevada corporation (the “Buyer”), its wholly-owned subsidiary Provectus LLC, a Wyoming Limited Liability Company (“Provectus”), and Venturian Group, Inc., a Florida corporation (the “Seller”).  Each of the Buyer, Provectus, and the Seller are referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller desires to sell, and the Buyer desires to acquire, certain assets of the Seller related to the Seller’s information technology (IT), cloud computer (Cloud) and IT management business as well as such other assets as set forth in this Agreement, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

AGREEMENT

1.	PURCHASED ASSETS AND ASSUMPTION OF LIABILITIES

A.           Purchased Assets.  Upon the terms set forth in this Agreement and in reliance upon the representations, warranties and covenants of the Parties, including but not limited to the Buyer’s satisfaction of its obligations set forth in Sections 2, 3 and 6 hereunder, the Seller hereby sells, conveys, assigns, transfers and delivers to the Buyer and the Buyer hereby purchases, acquires and accepts from the Seller, all of the rights, title and interests of the Seller in and to those certain assets set forth on Schedule 1.A. attached hereto (collectively, the “Purchased Assets”), except as otherwise set forth or limited herein.

B.           Excluded Assets.  All assets, rights and properties of the Seller not specifically included within the Purchased Assets shall be retained by the Seller and not purchased hereunder by the Buyer, which shall include, but not be limited to those assets set forth on Schedule 1.B.

C.           Assumption of Liabilities.

(i)            Assumed Liabilities.  The Buyer shall assume no liability of the Seller except for normal, ordinary and disclosed equipment lease obligations and office and data center lease obligations and any and all obligations and liabilities related to the Purchased Assets and as otherwise set forth in this Agreement (the “Assumed Liabilities”). No other liabilities will be assumed under this Agreement.

(ii)           Excluded Liabilities.  The Buyer does not assume any liabilities of the Seller other than those referred to in Section 1.C.(i) above.

D.           “AS-IS” Transaction.  THE SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, NOR DOES THE SELLER MAKE ANY HEREIN REGARDING THE CONDITION OF THE PURCHASED ASSETS OR ANY PART THEREOF. THE SELLER FURTHER HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND/OR WARRANTIES, BOTH EXPRESS AND IMPLIED IN LAW, WITH RESPECT TO THE CONDITION, HABITABILITY, OR SUITABILITY OF THE PURCHASED ASSETS, OR ANY PART THEREOF, FOR THEIR INTENDED OR PERMITTED USES OR ANY OTHER PURPOSE.  THE BUYER ACCEPTS THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND, AS OF THE EFFECTIVE DATE, ASSUMES RESPONSIBILITY FOR ALL COSTS FOR THE CORRECTION OF ANY OBSERVED OR UNOBSERVED DEFICIENCIES OF ANY NATURE.

2.	PURCHASE PRICE

A.           Purchase Price. The total consideration delivered to the Seller by the Buyer for the Purchased Assets shall consist of One Million Three Hundred Sixty-Nine Thousand Dollars (US$1,369,000.00), consisting of the following (collectively, the “Purchase Price”): (i) a cash payment in the amount of One Hundred Fifty Thousand Dollars (US$150,000.00) as set forth in Section 2.B. below; (ii) a promissory note in the aggregate principal amount of Six Hundred Ten Thousand Dollars (US$610,000.00) as set forth in Section 2.C. below; and (iii) Six Hundred Nine Thousand Dollars (US$609,000.00) worth of shares of the Buyer’s common stock, par value $0.001 per share (“Common Stock”), as set forth in Section 2.D. below.

B.           Cash Payment. On the Effective Date, the Buyer shall deliver via wire transfer to the Seller, to an account designated by the Seller in writing, One Hundred Fifty Thousand Dollars (US$150,000.00).

C.           Promissory Note. On the Effective Date, the Buyer shall deliver to the Seller a promissory note issued by the Buyer in favor of the Seller in the principal amount of Six Hundred Ten Thousand Dollars (US$610,000.00), which shall be in the form of, and include the terms set forth in, the form of promissory note attached hereto as Exhibit A (the “Promissory Note”).

D.           Common Stock. On the Effective Date, the Buyer shall deliver to the Seller, a stock certificate issued in the name of the Seller in the amount of One Hundred Thirty-Two Million, Three Hundred Ninety-One Thousand, Three Hundred Four (132,391,304) shares of Common Stock.

3.	COVENANTS OF BUYER AND PROVECTUS

A.           Employment Agreements.

(i)            Allen Firouz Agreement.  On the Effective Date, Provectus shall enter into an employment agreement with Allen Firouz, in the form set forth as Exhibit B attached hereto, whereby Mr. Firouz shall serve as Chief Technology Officer of Provectus for an initial term of three (3) years, with an initial base salary of One Hundred Twenty Thousand Dollars (US$120,000.00) plus commissions, bonuses and other employee benefits and with such other terms as set forth therein.

(ii)           Lauren Fox Agreement.  On the Effective Date, Provectus shall enter into an employment agreement with Lauren Fox in the form set forth as Exhibit C attached hereto, whereby Ms. Fox shall serve as Executive Vice President of Provectus for an initial term of three (3) years, with an initial base salary of One Hundred Thousand Dollars (US$100,000.00) plus bonuses and other employee benefits and with such other terms as set forth therein.

(iii)          Seller Employees.  Within thirty (30) calendar days following the Effective Date, Provectus shall enter into employment agreements with each of the Seller’s employees, not including Ms. Fox and Mr. Firouz, which shall maintain each such employee at his or her compensation level as of the Effective Date for at least eighteen (18) months subsequent to the Effective Date, and which shall include all other such employee benefits as previously provided to the employee by the Seller, including but not limited to insurance coverage for health, vision, dental and life insurance.

(iv)          Employee Claims.  Provectus shall cause a group health plan, as defined  in Code Section 4980B(g), sponsored by Provectus or its Affiliates to provide health care continuation coverage under COBRA to each Person who (i) is currently receiving health care continuation coverage under Seller’s group health plan, (ii) is currently eligible to elect to receive health care continuation coverage under COBRA, or (iii) otherwise qualifies as an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A-4).

(v)          For the avoidance of doubt, all liabilities and obligations of Provectus under or covered by this Section 3.A. shall constitute Assumed Liabilities.

B.           Board of Directors of the Buyer.

(i)            Firouz Appointment.  As of the Effective Date, the Buyer shall have taken all necessary actions to appoint Allen Firouz to serve on the board of directors of the Buyer (the “Board”) effective as of the Effective Date. The Buyer shall assist with and facilitate the filing with the U.S. Securities and Exchange Commission (the “SEC”) of any and all Section 16 documents for Mr. Firouz, including but not limited to obtaining Edgar codes and filing a Form 3 within ten (10) calendar days of his appointment to the Board.  The Buyer shall also timely file all required Form 8-K disclosures with the SEC regarding the appointment of Mr. Firouz to the Board.

(ii)           Board Observer.  As of the Effective Date, the Buyer shall have taken all necessary actions to afford Board observer rights to Lauren Fox, including the right to notice of, and to attend, all meetings of the Board, effective as of the Effective Date and continuing until Ms. Fox is no longer an employee of Provectus or the Buyer.

C.           Taxes.  All personal property taxes and similar ad valorem obligations levied on the Purchased Assets for any taxable period shall be paid by the Buyer and shall be considered an Assumed Liability. All transfer taxes, if any, will be paid by Buyer when due.  Buyer shall provide Seller with evidence satisfactory that the transfer taxes have been timely paid.

D.           Bonus Stock.  In the event that the Buyer achieves gross annual sales of Five Million Dollars (US$5,000,000.00) or more as of any date within three (3) years following the Effective Date (a “Bonus Stock Event”), the Buyer shall deliver to the Seller, within twenty (20) business days of the Bonus Stock Event, an amount of shares of Common Stock equal to Five Hundred Thousand Dollars ($500,000.00), at a price per share equal to the closing bid price of the Common Stock on the Closing Date.

4.	CLOSING

A.   Closing.  Unless this Agreement is earlier terminated in accordance with Section 9, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on the Effective Date as soon as reasonably practicable after the satisfaction or waiver of each of the conditions set forth in Section 4.B. and 4.C. (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and date as may be agreed upon by the Parties.  The Closing shall take place at the offices of the Seller, or at such other location as the Parties hereto agree.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

B.   Deliveries of the Seller.  the Seller shall deliver to the Buyer:

(i)             at the Closing, an executed copy of this Agreement;

(ii)            within thirty (30) calendar days following the Closing Date, Seller completed Schedules 1.A., 1.B and 7.D.

(iii)           such other agreements, documents, certificates, and instruments reasonably requested by the Buyer to be delivered to the Buyer at or prior to the Closing in connection with the Seller’s obligations under the terms of this Agreement.

C.           Deliveries of the Buyer.  At the Closing, the Buyer shall deliver to the Seller:

(i)             an executed copy of this Agreement and Buyer completed Schedules 2.D and 6.E;

(ii)            the Purchase Price;

(iii)           a certificate of good standing of Provectus and the Buyer issued by their applicable Secretaries of State as of date within ten (10) calendar days of the Effective Date.

(iv)           a legal opinion in the form attached hereto as Exhibit E.

(v)           copies of (i) the certificate of incorporation and bylaws of Buyer, and (ii) resolutions of the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement, each certified by the secretary of Buyer, as being complete and in full force and effect on the Effective Date.

(vi)           such other agreements, documents, certificates, and instruments reasonably requested by the Seller to be delivered to the Seller at or prior to the Closing in connection with the Buyer’s obligations under the terms of this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

A.           Organization. As of the Effective Date, the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

B.           Binding Obligation.  As of the Effective Date, the Seller has all requisite power and authority to enter into and perform its obligations under this Agreement.  All acts and other proceedings required to be taken by the Seller to authorize the execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby, have been duly and properly taken.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally.  To the best knowledge of the Seller, the execution, delivery and performance by the Seller  of this Agreement does not and will not conflict with, or result in any violation of, any provision of (i) the organizational documents of Seller or (ii) any contract or other agreement to which the Seller is a party. To the best knowledge of the Seller, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required by or with respect to Seller  in connection with its execution, delivery or performance of this Agreement.

C.           Customer Agreements. Each customer agreement that is included in the Purchased Assets shall be assigned to the Buyer only upon the written consent of such customer, provided that the Buyer and Provectus acknowledge and understand that the customer is under no legal obligation to provide such consent and that the Seller makes no representations hereunder regarding any certainty or likelihood of obtaining such consent.

D.           Leases. Each lease, license or leasehold obligation to which Seller is bound, and that is included in the Purchased Assets, shall be assigned to or assumed by the Buyer only upon the written consent of such lessor or licensor, provided that the Buyer and Provectus acknowledge and understand that the licensor or leasor is under no legal obligation to provide such consent and that the Seller makes no representations hereunder regarding any certainty or likelihood of obtaining such consent.

6.	REPRESENTATIONS AND WARRANTIES OF BUYER AND PROVECTUS

The Buyer and Provectus hereby represent and warrant to the Seller as of the Effective Date as follows:

A.           Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Provectus is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming.

B.           Binding Obligation.  Each of the Buyer and Provectus has all requisite power and authority to enter into and perform its obligations under this Agreement.  All acts and other proceedings required to be taken by each of the Buyer and Provectus to authorize the execution, delivery and performance by the Buyer and Provectus of this Agreement and the transactions contemplated hereby, have been duly and properly taken.  This Agreement has been duly executed and delivered by each of the Buyer and Provectus and constitutes the legal, valid and binding obligation of each of the Buyer and Provectus, enforceable against each of the Buyer and Provectus in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally.  The execution, delivery and performance by each of the Buyer and Provectus of this Agreement does not and will not conflict with, or result in any violation of, any provision of (i) the organizational documents of either the Buyer or Provectus, or (ii) any contract or other agreement to which either of the Buyer or Provectus is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required by or with respect to either of the Buyer or Provectus in connection with its execution, delivery or performance of this Agreement.

C.           No Broker’s or Finder’s Fees.  No agent, broker, investment banker, Person or firm acting on behalf of the Buyer or Provectus is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

D.           Issuance of the Securities.  The Common Stock and Promissory Note issued under this Agreement are duly authorized and, when issued and paid for in accordance with the applicable Transaction Agreements, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Buyer.  The Buyer has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the shares of Common Stock hereunder.

E.           Capitalization. The capitalization of the Buyer is as set forth on Schedule 6.E., which Schedule 6.E. shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Buyer as of the date hereof.  Except as set forth on Schedule 6.E. the Buyer has not issued any capital stock since its most recently filed periodic report under the Securities Exchange Act of 1934 (the “Exchange Act”), other than pursuant to the exercise of employee stock options under the Buyer’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Buyer’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.  No Person or entity has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the issuance of Common Stock contemplated by this Agreement.  Except as set forth on Schedule 6.E, and except as a result of the purchase and sale of the Common Stock hereunder, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person or entity any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Buyer or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock equivalents. Except as set forth on Schedule 6.E., the issuance and sale of the Common Stock under this Agreement will not obligate the Buyer to issue shares of Common Stock or other securities to any Person or entity and will not result in a right of any holder of the Buyer’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Buyer’s Board of Directors or others is required for the issuance and sale of the Common Stock under this Agreement.

F.           SEC Reports; Financial Statements. Since April 5, 2013 and except for the filing of the Company’s Form 10-K for the year ended December 31, 2013 the Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof. (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  Notwithstanding the foregoing, the Commission has issued two comment letters with respect to the Company’s SEC Reports copies of which have been provided to the Buyer.

G.           Material Changes; Undisclosed Events, Liabilities or Developments.

Except as set forth on Schedule 6.G., since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the Buyer, (ii) the Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Buyer has not altered its method of accounting,  (iv) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Buyer’s existing stock option plans. The Buyer does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Buyer or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Buyer under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) business day prior to the date that this representation is made.

H.           Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Agreement or the Common Stock issued thereunder or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Buyer nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Except with respect to a comment letter received from the Commission as noted in Paragraph 6.F there has not been, and to the knowledge of the Buyer, there is not pending or contemplated, any investigation by the Commission involving the Buyer or any current or former director or officer of the Buyer.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Buyer or any Subsidiary under the Exchange Act or the Securities Act.

I.           Sarbanes-Oxley; Internal Accounting Controls. The Buyer and its Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date.  the Buyer and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Buyer and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Buyer and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Buyer’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Buyer and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Buyer and its Subsidiaries.

J.           Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Buyer received any notification that the Commission is contemplating terminating such registration.  The Buyer has not, in the twelve (12) months preceding the date hereof, received notice from any trading market on which the Common Stock is or has been listed or quoted to the effect that the Buyer is not in compliance with the listing or maintenance requirements of such trading market. The Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

7.	MUTUAL COVENANTS

A. Cooperation.

(i)             On and after the Closing Date, during normal business hours following reasonable prior notice, each Party will permit the other Party and its Representatives, subject to the obligations set forth in Section 7.D. of this Agreement, to have reasonable access to and examine and take copies of all Assigned Books and Records as well as the Seller’s retained books and records and other information, as applicable, retained and remaining in existence after the Closing which are reasonably requested by the other Party and are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation, mediation or arbitration or similar Legal Proceeding or any dispute with any third party reasonably requiring access to any such Assigned Books and Records or the Seller’s retained books and records or other information, in each case relating to or arising out of transactions or events occurring prior to the Closing and that relate to the Purchased Assets.  The Party requesting access to any such Assigned Books and Records or the Seller’s retained books and records or other information shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to and copies of such Assigned Books and Records, the Seller’s retained books and records or other information.

(ii)           The Buyer and the Seller will each direct its employees (without substantial disruption of employment) to render any assistance that the other Party may reasonably request in examining or utilizing the Assigned Books and Records, the Seller’s retained books and records or other information referred to in this Section 7.A.

(iii)           Neither the Buyer nor the Seller will destroy any books, records, files or other information or data that are subject to this Section 7.A. for five (5) years and thereafter, without giving at least thirty (30) calendar days’ prior written notice to the other Party.  Upon receipt of such notice, such other Party may (i) cause to be delivered to it the records intended to be destroyed, at such other Party’s expense or (ii) notify the first Party that such other Party will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of such other Party).

(iv)           The Buyer and the Seller will keep all information referred to in this Section 7.A. Confidential Information in accordance with Section 7.C. of this Agreement.

B.           Further Assurances.  Each of the Buyer, Provectus and the Seller shall use their commercially reasonable efforts to effectuate the transactions contemplated hereby.  Each Party (or its Subsidiaries) shall execute and deliver such further certificates, agreements and other documents and take such other actions as any other Party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

C.           Confidential Information.  In connection with the performance of obligations hereunder prior to and after the Closing Date, each Party hereto acknowledges that it has had and will have access to confidential information relating to the other Parties and their Affiliates. Such confidential information includes technical, financial, manufacturing or marketing information, ideas, methods, developments, improvements, business plans or other proprietary information relating thereto, together with analyses, compilations, studies or other documents, records or data prepared by the Parties and their Affiliates which contain or otherwise reflect or are generated from such information (“Confidential Information”).  The term “Confidential Information” does not include information received by a Party in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such Party or its Representatives, (ii) becomes available to a Party on a non-confidential basis from a source that is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Party claiming ownership of the Confidential Information or any other Person with respect to such information, (iii) is independently developed by the disclosing Party after the Closing Date, or (iv) is required to be disclosed under any state or federal securities law. Each Party shall, and shall cause its Affiliates and their Representatives to, treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to such Party’s Affiliates and its and their Representatives who need to know such Confidential Information in connection with the transactions contemplated hereby.  Each Party shall be responsible for any breach of this Agreement by such Party or any of its Affiliates or their Representatives.

D.           Taxes

(i)             Cooperation. The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon reasonable request, such information relating to the Purchased Assets (including reasonable access to books and records) as is reasonably necessary for the filing of all tax returns, the making of any election relating to taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any Action relating to any tax.  The Buyer and the Seller shall retain all books and records with respect to taxes pertaining to the Purchased Assets for a period of at least seven (7) years following the Closing Date.

(ii)            Payment of Taxes.  For the avoidance of doubt, the Seller shall be liable for, and shall timely pay, all taxes of the Seller that are set forth on Schedule 7.D.

(iii)           Allocation of Purchase Price.  The Buyer and the Seller shall prepare an allocation of the Purchase Price among the Purchased Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provisions of state law, as appropriate) within sixty (60) days after the Closing.  If the Seller and the Buyer cannot reach an agreement as to allocation of the Purchase Price, then the Seller shall prepare such allocation which shall become binding on the Buyer within thirty (30) days after receipt by the Buyer unless the Buyer provides to the Seller an opinion of a licensed certified public accountant stating that the Seller’s allocation is inaccurate.

(iv)           Procedures. Personal property taxes and transfer taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law.  If the Seller should be required to make any payments for personal property taxes or transfer taxes, then the Buyer shall reimburse the Seller within ten (10) calendar days of payment by the Seller.

8.             CONDITIONS TO THE TRANSACTION

A.             Conditions to the Obligations of the Seller.  The obligations of the Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Seller and may be waived by the Seller in writing in their sole discretion without notice or liability to any Person):

(i)             The representations and warranties of each of the Buyer and Provectus set forth in the Transaction Agreements shall be true and correct in all material respects (except that each representation or warranty which contains a materiality exception or limitation shall be true and correct in all respects) when made, and shall also be true and correct in all material respects (except that each representation or warranty which contains a materiality exception or limitation shall be true and correct in all respects) at the Closing.

(ii)            Each covenant, agreement and obligation required by the terms of this Agreement to be complied with and performed by the Buyer and Provectus at or prior to the Closing shall have been duly and properly complied with and performed.

(iii)           There shall be delivered to the Seller a certificate of each of the Buyer and Provectus executed on the Closing Date certifying that the conditions set forth in Section 8.A. and Section 8.B. have been satisfied.

(iv)           The Seller shall have received each of the agreements, instruments and other documents set forth in Section 4.C. and each such agreement instrument, and document shall be in full force and effect.

B.            The obligations of the Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Buyer and may be waived by Buyer in writing in its sole discretion without notice or liability to any Person):

(i)             The Buyer shall have received each of the agreements, instruments and other documents set forth in Section 4.B. and each such agreement and document shall be in full force and effect.

(ii)            No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting the Buyer’s ownership, conduct or operation of the Purchased Assets following the Closing shall be in effect.  Nor shall there be pending or threatened any Legal Proceeding seeking (i) any of the foregoing, any restraint relating to antitrust or any other injunction or restraint, or (ii) material damages in connection with the transactions contemplated by this Agreement.

9.             TERMINATION

A.            Termination. At any time prior to the Closing, this Agreement may be terminated:

(i)             by mutual written consent of the Parties;

(ii)            by any of the Parties, if the Closing shall not have occurred on or before May 1, 2014 or such other date that the Parties may agree upon in writing (the “Termination Date”); provided, further that the right to terminate this Agreement under this Section 9.A.(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, as extended;

(iii)           by any of the Parties, if any permanent injunction or other order, decree or judgment of a Governmental Authority of competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; or

(iv)           by the Seller, if the Buyer or Provectus shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five (5) business days after receipt by the Buyer of written notice of such breach.

In the event of termination of this Agreement as provided in Section 9.A., this Agreement shall forthwith become void ab initio and there shall be no liability or obligation on the part of the Buyer, the Seller or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 9.A. (Effect of Termination), Section 12 (General Provisions), Section 7.C. (Confidential Information) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any Party hereto from liability in connection with any breach of such Party’s representations, warranties or covenants contained herein.

The termination rights provided in this Section 9 shall not be deemed to be exclusive.  Accordingly, the exercise by any Party of its right to terminate this Agreement pursuant to  this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Party may be entitled to exercise (whether under this Agreement, under any other contract, under any statute, rule or other applicable law, at common law, in equity or otherwise).

10.	INDEMNIFICATION

A.           Survival of Representations, Warranties and Covenants.  All of the representations and warranties of the Buyer and Seller contained in the Transaction Agreements shall survive the Closing hereunder and continue in full force and effect until the fifth (5th) anniversary of this Agreement.  Notwithstanding the preceding sentence of this Section 10.A., any Claim with respect to which specific written notice is provided by a Party prior to the applicable expiration date, if any, for such representation or warranty shall survive such expiration until such Claim is finally and conclusively resolved.

B.           Indemnification. Seller shall indemnify Buyer against, and shall hold Buyer harmless, and Buyer and Provectus jointly and severally (each, an “Indemnitor”), shall indemnify Seller against and hold Seller harmless, from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer or Seller, as the case may be, based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of the other party contained in this Agreement; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the other party pursuant to this Agreement; or (c) any Excluded Asset.

C.           Notice and Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Seller, Provectus, the Buyer or any other Person) with respect to which Indemnitor may, in Seller’s reasonable judgment, become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this Section 10, Seller shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own.  The Indemnitor shall be entitled, at its expense, to participate in any defense of such claim or Legal Proceeding.  If the Seller so proceeds with the defense of any such claim or Legal Proceeding:

(i)           The Indemnitor shall make available to the Seller any documents and materials in his or its possession or control that may be necessary to the defense of such claim or Legal Proceeding;

(ii)          Seller shall have the right to settle, adjust or compromise such claim or Legal Proceeding; and

(iii)         The Seller shall give to the Buyer notice of the commencement of any such Legal Proceeding against the Seller; provided, however, any failure on the part of the Seller to so notify the Buyer shall not limit any of the obligations of the Indemnitor under this Section 10.

D.           Other Indemnification Provisions.  If any Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 10, such Indemnified Party (acting in good faith) shall deliver a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties or covenants made in this Agreement (a “Claim Notice”) to the Buyer.  Each Claim Notice (i) shall contain a brief description of the circumstances supporting such Indemnified Party’s belief that there is or has been a breach of a representation, warranty or covenant contained in this Agreement or that such Indemnified Party is otherwise entitled to indemnification, compensation or reimbursement under this Section 10 and (ii) shall contain a non-binding, preliminary, good-faith estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered.

If the Indemnitor objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnitor shall deliver a written notice to such effect to the Indemnified Party within thirty (30) calendar days after the Indemnitor’s receipt of such Claim Notice. Thereafter, the Indemnitor and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) calendar days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnitor has objected.  If the Indemnified Party and Indemnitor agree with respect to any of such claims, the Indemnified Party and Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and Indemnitor fail to agree as to any particular item or items or amount or amounts within such sixty (60) calendar day period, then either Party shall be entitled to pursue its available remedies for resolving its claim for indemnification pursuant to the terms of this Agreement.

The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any Party hereto or by any Representative of any such Party or by any such Party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

Any payments made under this Section 10 shall be treated as an adjustment to the Purchase Price.

11.	CONSTRUCTION AND DEFINITIONS

The definitions of certain capitalized terms used in this Agreement are set forth on Annex A attached hereto.

12.	GENERAL PROVISIONS

A.           Entire Agreement.  This Agreement, the attached disclosure schedules, the documents specifically referred to herein or therein constitute the entire agreement and understanding of the Parties and supersede any prior oral or written agreement, understanding, representation, warranty, promise or document relating to the subject matter hereof and thereof.

B.           Modification; Waiver.  This Agreement may be amended or modified only by a written instrument executed by the Parties hereto.  No omission or delay by any Party in exercising any right, power or privilege hereunder shall impair the exercise of any such right, power or privilege or be construed to be a waiver hereof or of any default or to be an acquiescence therein, and any single or partial exercise of any such right, power or privilege shall not preclude other or further exercises thereof or the exercise of any other right, power or privilege.  No waiver shall be valid unless in writing and signed by the Party to be charged, and then only to the extent therein specified.

C.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and/or electronically scanned signature pages will have the full force and effect as originals.

D.           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

E.           Non-Assignability.  This Agreement may not be transferred or assigned by any Party hereto without the prior written consent of the other Parties.

F.           Parties in Interest.  All of the terms and provisions of this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and any permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

G.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) if delivered in person or by courier, (b) if sent by nationally recognized overnight delivery service, (c) if mailed by certified or registered mail, postage prepaid, return receipt requested, or (d) if transmitted by facsimile with receipt confirmed or via email, as follows:

If to Seller:         Venturian Group, Inc.
80 SW 8th Street Ste. 1870
Miami, FL 33130
Attention: Allen Firouz, CEO
Email:

With a copy to (that shall not constitute notice):

K&L Gates LLP
200 S. Biscayne Blvd., Ste. 3900
Miami, FL 33131
Attention: Christopher Tillson, Esq.
Email:

If to Buyer
or Provectus:     Intelligent Living Inc./Provectus, LLC

20801 Biscayne Blvd., Suite 403
Miami, FL 33180
Attention:  Josh Eikov, Chief Strategy Officer
Email:

With a copy to (that shall not constitute notice):

Jeffrey G. Klein, P.A.
301 Yamato Road, Suite 1240
Boca Raton, FL 33431
Email:

or to such other address as the Party to be notified shall have furnished to the other Parties in writing.  Any notice given in accordance with the foregoing shall be deemed to have been given, (i) at the time of delivery, when delivered in person or by courier, (ii) one business day after sending by nationally recognized overnight delivery service, (iii) three business days following the date on which it shall have been mailed by certified or registered mail, postage prepaid, return receipt requested, or (iv) at the time of transmittal, when transmitted by facsimile with receipt confirmed.

H.           Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

I.            Bulk Sales.  The Parties each hereby waive compliance by the Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

J.           Counsel.  The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.

K.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with laws of the State of Florida without reference to the conflicts of law principles thereof.

L.           Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR OTHER AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

M.          Specific Performance.  The Parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the Parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement without the requirement to furnish a bond and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(Signature page immediately follows)

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the Effective Date.

SELLER:
Venturian Group, Inc. a Florida Corporation

By:	/s/Allen Firouz
Name:	Allen Firouz
Title:	CEO

BUYER:
Intelligent Living Inc. a Nevada corporation

By:	/s/ Josh Eikov
Name:	Josh Eikov
Title:	Chief Strategy Officer

PROVECTUS:
Provectus LLC, a Wyoming limited liability company

By:	/s/ Josh Eikov
Name:	Josh Eikov
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEXES

Annex A	–	Definitions

EXHIBITS

Exhibit A	–	Form of Promissory Note
Exhibit B	–	Form of Firouz Employment Agreement
Exhibit C	–	Form of Fox Employment Agreement
Exhibit D	–	Form of Legal Opinion

SCHEDULES

Schedule 1.A	–	Purchased Assets
Schedule 1.B	–	Excluded Assets
Schedule 6.E	–	Capitalization
Schedule 6.G.	–	Material Changes
Schedule 7.D	–	Taxes

ANNEX A

DEFINITIONS

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Assigned Books and Records” means the internal records of the Company regarding the Purchased Assets.

“Business” means the business, activities and operations of the Seller pertaining or related to the Purchased Assets.

“Claim” means any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Copyrights” means copyrights and rights under copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, regardless of the medium of fixation or means of expression.

 “Governmental Authority” means any transnational, domestic or foreign national, federal, state or local governmental authority, department, court, agency, or official, including any political subdivision thereof and “Governmental Authority” shall include any self-regulatory organization or stock or futures exchange or other association or entity regulating a party hereto.

“Indemnified Parties” means (i) Seller; (ii) Seller’s current and future Affiliates; (iii) the respective Representatives of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective heirs, Representatives, successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above.

“Intellectual Property Rights” shall mean (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Know How, (v) industrial designs (whether or not registered), (vi) rights in databases and data collections (including knowledge databases, customer lists and customer databases) in the United States and all other nations throughout the world, whether registered or unregistered, and any applications for registration therefor, (vii) all rights in all of the foregoing provided by treaties, conventions and common law, (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (ix) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Know How” means trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists), know-how (including manufacturing and production processes and techniques and research and development information), business methods, inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Losses”  means any and all forms of damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, arising from any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands or judgment, order, award, writ, injunction, decree or ruling of any Governmental Authority or arbitrator.

“Material Adverse Effect” means any change, circumstance, event or effect that has had or is reasonably likely to have in the future, individually or in the aggregate, a material adverse effect on (i) the condition (financial or otherwise), or results of operation, or the prospects, of the Business or the Purchased Assets or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement.

“Patents” means national and multinational statutory invention registrations, patents and patent applications (including provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for in the United States and all other nations throughout the world.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” has that definition set forth in Section 2.A.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such entity or organization.

“Trademarks” means trademarks, service marks, trade dress, logos, slogans, 800 numbers, domain names, URLs, trade names, service names and corporate names (in each case, whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, and combinations thereof, and all registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith.

“Transaction Agreements” means (i) this Agreement, (ii) the Bill of Sale, (iii) the Assignment and Assumption Agreement, (iv) the Assignments of Intellectual Property and (v) any other document or instrument to be executed pursuant to this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Assignment and Assumption Agreement	4.B.(ii)
Assignments of Intellectual Property	4.B.(iii)
Assumed Liabilities	1.C.(i)
Bill of Sale	4.B.(i)
Bonus Stock Event	3.D.
Buyer	Preamble
Claim Notice	10.D.
Closing	4.A.
Closing Date	4.A.
Confidential Information	7.C.
Indemnitor	10.B.
Party	Preamble
Purchased Assets	1.A.
Seller	Preamble
Termination Date	9.A.(ii)